Exhibit 99.1

SENETEK PLC ANNOUNCES PROFITABILITY IN 2004, EXPECTING GROWTH IN 2005;

INVESTOR CONFERENCE CALL SCHEDULED FOR MARCH 31st

NAPA, California, March 25, 2005 — Senetek PLC (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company engaged in developing and marketing products for the anti-aging markets worldwide, today announced net income for fiscal year 2004 of $566,000, or $0.01 per share, compared to a net loss of $(4,994,000) or $(0.09) for fiscal 2003.

Revenues from continuing operations for 2004 were $7.55 million, an 8.2% decrease from the $8.22 million in revenues during 2003. The decrease in sales and royalties during 2004 compared to 2003 was due to a $3.5 million decrease in product sales to Valeant Pharmaceuticals Inc. and a decrease in royalties from Revlon of $670,000, partially offset by a $930,000 increase in Valeant royalty income, $1.5 million of revenue from the OMP, Inc. legal settlement, a $418,000 increase in royalties from The Body Shop, and a $392,000 increase in royalties related to monoclonal antibodies. The reduction in product sales to Valeant was anticipated during 2004 based upon the August 2003 agreement with Valeant that permitted it to manufacture its own products in exchange for paying a higher royalty rate. Although the August 2003 agreement with Valeant had a short term negative impact on total revenue for 2004, Senetek expects future royalty revenue from Valeant to grow substantially. In October 2004, Senetek entered into a new agreement with Valeant that requires them to meet certain levels of minimum royalties in exchange for exclusivity in the ethical channel of distribution for the United States, Canada, the European Union and Australia.

Gross Profit in fiscal 2004 was $6.49 million, a 4.8% decrease compared to $6.82 million in fiscal 2003, but Senetek’s gross profit margin increased to 86% in 2004 compared to 83% in 2003. The lower gross profit in 2004 was due to lower overall revenues, reflecting reduced product sales to Valeant as described above, while the increase in the gross profit margin was due to the increase in the amount of royalty revenue, which has a higher profit margin than product sales. Royalty income as a percentage of 2004 total revenue was 94.2% compared to 51.5% in 2003.

Operating Expenses for fiscal 2004 totaled $6.62 million, a 35.8% reduction from the $10.31 million in 2003. The decrease was due to lower legal fees associated with the settlement of litigation in 2004, the reduction in marketing and development costs of its proprietary product line, Kinetin Plus™ Age Defiant®, and the non-recurring nature of the fiscal 2003 asset impairment charge of $2.45 million.

The Company’s bottom line also benefited from reduced interest expense in 2004 of approximately $654,000 resulting from lower debt levels and the elimination of $277,000 of interest related debt modification expense in 2003. Included in the 2004 other non-operating income is the $235,000 settlement of the Eagle Picher Technologies, LLC litigation, net of related legal fees of approximately $45,000.

The Company’s income from discontinued operations was $1.43 million in 2004 compared to $74,000 in 2003. During the fourth quarter of 2004, the Company reached a revised agreement with the purchaser of certain trademarks from 2002, collecting $1.16 million. The Company is scheduled to collect an additional $400,000 over the next two and one half years.

As of December 31, 2004, Senetek’s liquid position, represented by cash, cash equivalents and short term investments totaled $4,522,000, an increase of over $3.3 million from December 31, 2003. The improvement in cash was primarily the result of the $1.5 million OMP settlement, receipt of $5 million from Valeant related to an amendment to its license agreement, $1.4 million from the settlement of the above trademark purchase transaction, receipt of $625,000 from the exercise of Series D warrants, and $235,000 from the Eagle-Picher settlement, offset by lower revenues from Valeant and Revlon, higher legal fees including more than $600,000 incurred in connection with the OMP settlement, and repayment of $1.6 million of notes payable. As a result of these transactions, the Company’s current ratio at December 31, 2004 improved to 2.55 compared to .74 at December 31, 2003.

Brad Holsworth, Chief Financial Officer, stated, “During 2004 we were very pleased that we were able to significantly strength our balance sheet by improving our cash position over $3 million, increasing our current ratio to 2.55 and reducing our long term debt by 33% to $3.3 million. Additionally during 2004 we were able to resolve all outstanding litigation and negotiate a new agreement regarding our previously sold discontinued operations. Resolution of the litigation and the negotiated new agreement for discontinued operations not only resulted in the collection of settlement fees but also allowed us to reduce our legal fees and will allow management to focus on expanding the business. We our excited and optimistic about our potential for 2005 and we expect growth in our core skincare business. We do expect that our revenue and profitability growth will be weighted towards the second half of 2005 when we expect to introduce additional products and new licensees.”

The Company will conduct its year-end teleconference call for investors on Thursday March 31, 2005 at 8:00 a.m. Pacific, 11:00 a.m. Eastern. The domestic dial-in number is 800/894-5910; the international dial-in number is 785/424-1052, conference ID SENETEK. Mr. Frank J. Massino, Chairman & CEO, Wade Nichols, Executive Vice President, and Mr. Holsworth will discuss the 2004 operating results and the outlook for 2005. Replay of the conference call will be available until April 7, 2005. Domestic Replay dial-in 800/839-3617, International Replay dial-in 402/220-2975, replay conference ID SENETEK.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photodamage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Statement:

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating the financial outlook for fiscal 2005 and those that might imply commercial potential and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.